Exhibit 10.19

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made as of February 23, 2021 (the “Effective Date”) by and between Cue Health Inc. (the “Company”), and John Gallagher (the “Executive”) (together, the “Parties”).

RECITALS

WHEREAS, the Company desires to employ the Executive as its Chief Financial Officer; and WHEREAS, the Executive has agreed to accept such employment on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the Parties herein contained, the Parties hereto agree as follows:

1. Term of Employment. The Executive’s employment shall commence on March 1, 2021 and shall continue until terminated in accordance with this Agreement (such period, the “Term of Employment”). During the Term of Employment, the Executive shall be an at-will employee of the Company and the Executive’s employment shall be freely terminable by either the Executive or the Company, for any reason, at any time, with or without Cause (as defined below) or notice, subject to the provisions set forth in Section 8 below.

2. Position. During the Term of Employment, the Executive shall serve as the Chief Financial Officer of the Company. In connection with his employment by the Company, the Executive shall be based at the Company’s headquarters in San Diego, and may be required to engage in business travel from time to time, as required by the Executive’s job duties; provided, however, that the Company agrees that, for the first six months of the Term of Employment, the Executive may continue to reside in the greater New York City metropolitan area.

3. Scope of Employment.

(a) During the Term of Employment, the Executive shall be responsible for the performance of those duties consistent with the Executive’s position as Chief Financial Officer, in addition to such other duties, commensurate with his title and position, as may from time to time be assigned to the Executive by the Company. The Executive shall report to the Chief Executive Officer of the Company and shall perform and discharge faithfully, diligently, and to the best of the Executive’s ability, the Executive’s duties and responsibilities hereunder.

    (b) The Executive agrees to devote the Executive’s full business time, best efforts, skill, knowledge, attention and energies to the advancement of the business and interests of the Company and to the performance of the Executive’s duties and responsibilities as an employee of the Company; provided that the Executive may (i) engage in charitable, educational, religious, civic and similar types of activities and (ii) serve on the board of directors of for-profit business enterprises, provided that in each case such service is approved by the Company’s Board of Directors (the “Board”) prior to commencement thereof in the Board’s sole discretion and only to the extent that such activities are not competitive with the business of the Company and do not individually or in the aggregate inhibit, interfere with, or prohibit the timely performance of the Executive’s duties hereunder, and do not create a potential business or fiduciary conflict. The Executive agrees to abide by the rules, regulations, instructions, personnel practices, and policies of the Company, as well as any applicable codes of ethics or business conduct, and any changes therein that may be adopted from time to time by the Company.

(c) The Executive represents and warrants to the Company that the Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with the Executive’s obligations under this Agreement. In connection with the Executive’s employment hereunder, the Executive shall not use or disclose any trade secrets or other proprietary information or intellectual property in which the Executive or any other person or entity has any right, title or interest, and Executive’s employment with the Company will not infringe or violate the rights of any other person or entity. The Executive represents and warrants to the Company that the Executive has returned all property and confidential information belonging to any prior employer.

4. Compensation. As full compensation for all services rendered by the Executive to the Company during the Term of Employment, the Company will provide to the Executive the following:

(a) Base Salary. The Executive shall receive a base salary at the annualized rate of $550,000 (the “Base Salary”). The Executive’s Base Salary shall be paid in equal installments in accordance with the Company’s regularly established payroll procedures. The Executive’s Base Salary will be reviewed from time to time by the Board or the Compensation Committee in accordance with normal business practice and is subject to change in the discretion of the Board and/or the Compensation Committee; provided that the Executive’s aggregate compensation package shall be reviewed for merit increase at least annually starting in the first quarter of 2022, based on Executive’s performance review and overall Company performance.

(b) Signing Bonus. The Executive shall receive a signing bonus equal to $400,000 (the “Signing Bonus”), to be paid as follows: (i) $250,000 to be paid within three business days of the commencement of the Term of Employment, and $150,000 to be paid on the six months anniversary of the commencement of the Term of Employment. The Executive shall be required to promptly repay to the Company an amount equal to the full amount of the Signing Bonus paid prior to the date of termination if the Executive terminates his employment, with or without “Good Reason” (as defined below), at any time prior to the first year anniversary of the commencement of the Term of Employment.

    (c) Annual Discretionary Bonus. Following the end of each calendar year beginning with the 2021 calendar year, the Executive will be eligible to receive an annual performance bonus of up to 50% of the Executive’s Base Salary (the “Target Bonus”), based upon the Compensation Committee’s and/or the Board’s assessment, as the case may be and in its sole discretion, of the Executive’s and the Company’s attainment of targeted goals (both as set by the Compensation Committee and/or the Board) for the preceding calendar year. The Board or the Compensation Committee may determine to provide the bonus in the form of cash, equity award(s), or a combination of cash and equity. No annual bonus or minimum amount thereof is guaranteed, and the Executive must be an employee in good standing on the date that annual bonuses are paid out in order to be eligible for and to earn any annual bonus, as it also serves as an incentive to remain employed by the Company; provided that in accordance with Section 8(b)(iii) if the Company terminates the Executive’s employment without Cause, or the Executive terminates his employment for Good Reason after the date of the end of bonus determination but before the full payment of the bonus, he shall be entitled to receive the full amount of such earned bonus. The Executive’s bonus eligibility will be reviewed from time to time by the Board and/or the Compensation Committee in accordance with normal business practice and is subject to change in the discretion of the Board and/or the Compensation Committee, as the case may be.

(d) Equity Award. Subject to the approval of the Board and/or the Compensation Committee, as applicable, the Company shall grant Employee 549,499 restricted stock units (the “RSU Award”) in substantially the same form as attached to this Agreement as Exhibit C. The RSU Award is expected to be granted no later than March 1, 2021 (the “Grant Date”). The RSU Award shall vest with respect to one-fourth (1/4) of the shares of the Company’s common stock (the “Common Stock”) subject thereto on the first anniversary of the Grant Date, and in equal quarterly installments thereafter with the last installment payable on the 4th anniversary of the Grant Date, subject to Executive continuing to provide services to the Company through the relevant vesting dates; provided that (i) 25% of the RSU Award shall become vested upon the closing of the earlier of (A) an underwritten initial public offering of the company’s common stock and (B) a “de-SPAC” transaction between the Company and a special purpose acquisition company (SPAC) (such closing, a “Going Public Event”) and (ii) following the Going Public Event, the remaining unvested portion of the RSU Award shall vest in equal quarterly installments beginning three months following the closing of the Going Public Event and extending over the shorter of (X) the original remaining vesting schedule and (Y) the three-year period following the Going Public Event. The RSU Award will be subject to the terms, definitions and provisions of the Company’s Amended and Restated 2014 Equity Incentive Plan (the “Equity Plan”) and the restricted stock unit agreement by and between Executive and the Company (the “RSU Agreement”). The RSU Agreement is incorporated herein by reference. Executive will be eligible for future awards under the Equity Plan, as determined in the sole discretion of the Board, the Committee or the Delegate, as applicable. The parties agree that in the event the Going Public Event does not occur before the first anniversary of the Grant Date, they will in good faith review and renegotiate the terms of the impact of a “Change of Control” (as defined in Section 8(c)) on the RSU Award.

(e) Paid Time Off. The Executive shall be eligible for a maximum of 20 days of paid time off (“PTO”) per calendar year, which shall accrue at the rate of 1.667 days per month that the Executive is employed during such year. PTO accrual will be capped at 20 days.   When the Executive’s accrued PTO reaches the cap, the Executive will not accrue additional PTO until some of the previously accrued PTO is used and the accrued amount falls below the cap. PTO must be used in accordance with the Company’s paid time off policies as in effect from time to time.

(f) Benefits. The Executive may participate in any and all benefit programs that the Company establishes and makes available to its employees or executives from time to time, provided the Executive is eligible under (and subject to all provisions of) the plan documents governing those programs. The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit programs, may be changed by the Company at any time without advance notice (other than as required by such programs or under law).

(g) Withholdings. All compensation payable to the Executive shall be subject to applicable taxes and withholdings.

5. Expenses. The Executive will be reimbursed for the Executive’s actual, necessary and reasonable business expenses pursuant to Company policy, subject to the provisions of Section 3 of Exhibit A attached hereto. Additionally, the Executive will be reimbursed for reasonable and documented expenses in an amount of up to $100,000.00 for Executive’s relocation from his current residence to San Diego, California, the location of the Company’s corporate headquarters.

6. Confidentiality Agreement. As a condition of the Executive’s employment, the Executive agrees to execute the Proprietary Rights, Non-Disclosure and Developments Agreement attached hereto as Exhibit B (the “Confidentiality Agreement”).

7. Employment Termination. This Agreement and the employment of the Executive shall terminate upon the occurrence of any of the following:

(a) Upon the death or “Disability” of the Executive. As used in this Agreement, the term “Disability” shall mean a physical or mental illness or disability that prevents the Executive from performing the duties of the Executive’s position for a period of more than any three (3) consecutive months or for periods aggregating more than twenty (20) weeks. The Company shall determine in good faith and in its sole discretion whether the Executive is unable to perform the services provided for herein.

(b) At the election of the Company, with or without “Cause” (as defined below), immediately upon written notice by the Company to the Executive. As used in this Agreement, “Cause” shall mean any of (a) the Executive’s conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (b) a good faith finding by the Company that the Executive has (i) engaged in dishonesty, willful misconduct or gross negligence with respect to the Company, (ii) (A) committed an act that, (B) abused alcohol or other substances in a manner that, or (C) engaged in other conduct that, in each case has materially injured or would reasonably be expected to materially injure the reputation, business or business relationships of the Company, (iii) materially breached the Confidentiality Agreement or any similar agreement with the Company, (iv) violated the Company’s material written policies or procedures, and/or (v) failed to perform (other than by reason of physical or mental illness or disability for a period of less than three (3) consecutive months or in aggregate less than twenty (20) weeks) the Executive’s assigned duties to the Board’s satisfaction; provided that in each of the events under subsection (b) that are reasonably curable the Company shall deliver to the Executive a written notice which describes the basis for the Board’s belief that the Executive has committed a breach, and the Executive shall have an opportunity to cure such breach within thirty (30) days after receipt of such notice in the Board’s reasonable satisfaction.

(c) At the election of the Executive, with or without “Good Reason” (as defined below), immediately upon written notice by the Executive to the Company (subject, if it is with Good Reason, to the timing provisions set forth in the definition of Good Reason). As used in this Agreement, “Good Reason” shall mean the occurrence (without the Executive’s consent) of any of the following events:

(i)	a material diminution of the Executive’s title, duties, authority and responsibilities;

(ii)	the Company’s material breach of this Agreement;

(iii)
a requirement that the Executive’s principal place of providing services to the Company change by more than fifty (50) miles, other than in a direction that reduces the Executive’s daily commuting distance; or

(v)
a material reduction in the Executive’s base compensation (other than in connection with, and in an amount substantially proportionate to, reductions made by the Company to the base compensation of other executives);

provided, however, that no such event shall constitute Good Reason unless (i) the Executive provides written notice of such event to the Company within thirty (30) days of the occurrence or becoming aware, whichever is later, of such event, (ii) the Company fails to cure such event within thirty (30) days following receipt of the Executive’s written notice, and (iii) the Executive actually terminates employment with the Company within thirty (30) days following the expiration of the Company’s cure period.

8. Effect of Termination.

(a) All Terminations Other Than by the Company Without Cause or by the Executive With Good Reason. If the Executive’s employment is terminated under any circumstances other than a termination by the Company without Cause or by the Executive with Good Reason (including a voluntary termination by the Executive without Good Reason pursuant to Section 7(c), a termination by the Company for Cause pursuant to Section 7(b), or due to the Executive’s death or Disability pursuant to Section 7(a)), the Company’s obligations under this Agreement shall immediately cease and the Executive shall only be entitled to receive (i) the Base Salary that has accrued and to which the Executive is entitled as of the effective date of such termination and any accrued but unused paid time off through and including the effective date of such termination, to be paid in accordance with the Company’s established payroll procedure and applicable law but no later than the next regularly scheduled pay period, and (ii) unreimbursed business expenses for which expenses the Executive has timely submitted appropriate documentation in accordance with Section 5 hereof (the payments described in this sentence, the “Accrued Obligations”).

(b) Termination by the Company Without Cause or by the Executive With Good Reason. If the Executive’s employment is terminated by the Company without Cause pursuant to Section 7(b) or by the Executive with Good Reason pursuant to Section 7(c), the Executive shall be entitled to the Accrued Obligations. In addition, and subject to Exhibit A and the conditions of Section 8(c) below, the Company shall: (i) continue to pay to the Executive, in accordance with the Company’s regularly established payroll procedures, the Executive’s Base Salary rate for a period of nine (9) months, (ii) provided the Executive is eligible for and timely elects to continue receiving group medical insurance pursuant to the “COBRA” law, continue to pay, for up to nine (9) months following the Executive’s termination date, the share of the premium for such coverage that it pays for active and similarly- situated employees who receive the same type of coverage (single, family, or other), unless the Company’s provision of such COBRA payments would violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply, (iii) pay to the Executive any annual discretionary bonus for the preceding calendar year that the Board has approved but has not yet been paid to the Executive, (iv) pay to the Executive an amount equal to his Target Bonus at the 50% maximum of Base Salary for the year in which the termination occurs, multiplied by a fraction the numerator of which is the number of days during the year of termination on which the Executive is employed by the Company and the denominator of which is 365, (v) if the Executive’s employment terminates prior to the one (1)-year anniversary of the Grant Date of the RSU Award provided for under Section 4(d) hereof, accelerate the vesting of such number of RSUs subject to the RSU Award that would have vested between the Grant Date and the Executive’s termination date had the RSUs vested on a 1/48 per month basis following the Grant Date of such RSU Award, and (vi) if the Executive’s employment terminates within the period beginning sixty (60) days prior to the closing date of a Change of Control and ending on the one (1)-year anniversary of such closing date, accelerate the vesting of one hundred percent (100%) of the Executive’s then-outstanding equity awards granted to the Executive by the Company which awards vest solely based on continued service (collectively, the “Severance Benefits”).

(c) Release. As a condition of the Executive’s receipt of the Severance Benefits, the Executive must execute and deliver to the Company a severance and general release of claims agreement in a form to be provided by the Company (which shall include a release of all releasable claims, confidentiality, cooperation, and non-disparagement obligations) (the “Severance Agreement”), which Severance Agreement must become irrevocable within 60 days following the date of the Executive’s termination of employment (or such shorter period as may be directed by the Company). The Severance Benefits will commence being paid in the first regular payroll beginning after the Severance Agreement becomes effective, provided that if the foregoing 60 day period would end in a calendar year subsequent to the year in which the Executive’s employment ends, the Severance Benefits will not begin to be paid before the first payroll of the subsequent calendar year. The Executive must continue to comply with the Confidentiality Agreement and any similar agreements with the Company in order to be eligible to continue receiving the Severance Benefits.

(d) Definition of “Change of Control.” For purposes of this Agreement, “Change of Control” means any of the following events provided that, in any case, such event or transaction constitutes a change in control event within the meaning of Treasury Regulation Section 1.409A-3(i)(5):

(i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control Event: (1) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (3) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or

(ii) a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of the Plan by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(iv) the liquidation or dissolution of the Company to the extent determined by the Board;

Provided, however, that notwithstanding anything to the contrary in this Section 8, a transaction or series of transactions effected pursuant to an agreement or series of agreements entered into by the Company with a publicly traded blank check or special purpose acquisition company and/or one or more of its subsidiaries (“SPAC”), and for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with the SPAC shall not be deemed a Change of Control for purposes hereof.

9. Absence of Restrictions. The Executive represents and warrants that the Executive is not bound by any employment contracts, restrictive covenants or other restrictions that prevent the Executive from entering into employment with, or carrying out the Executive’s responsibilities for, the Company, or which are in any way inconsistent with any of the terms of this Agreement.

10. Notice. Any notice delivered under this Agreement shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, or immediately upon hand delivery, in each case to the address of the recipient set forth below.

To Executive:

At the address set forth in the Executive’s personnel file To Company:

Cue Health Inc.

4980 Carroll Canyon Rd.
Suite 100
San Diego, CA 92121
Attn: Ayub Khattak, CEO

Either Party may change the address to which notices are to be delivered by giving notice of such change to the other Party in the manner set forth in this Section 10.

11. Applicable Law and Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without reference to the conflict of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of California (or, if appropriate, a federal court located within the State of California), and the Company and the Executive each consents to the jurisdiction of such a court.

12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by the Executive.

14. Acknowledgment. The Executive states and represents that the Executive has had an opportunity to fully discuss and review the terms of this Agreement with an attorney and, if the Executive has not done so, has voluntarily declined to seek such counsel. The Executive further states and represents that the Executive has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs the Executive’s name of the Executive’s own free act.

15. No Oral Modification, Waiver, Cancellation or Discharge. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

16. Captions and Pronouns. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

17. Interpretation. The Parties agree that this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the drafting Party. References in this Agreement to “include” or “including” should be read as though they said “without limitation” or equivalent forms. References in this Agreement to the “Board” shall include any authorized committee thereof.

18. Severability. Each provision of this Agreement must be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Moreover, if a court of competent jurisdiction determines any of the provisions contained in this Agreement to be unenforceable because the provision is excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it will be construed by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law to achieve the intent of the Parties.

19. Entire Agreement. This Agreement and the RSU Agreement constitute the entire agreement between the Parties and supersede all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

[Signatures on Page Following]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year set forth above.

CUE HEALTH INC.

By:	/s/ Ayub Khattak

Name:	Ayub Khattak

Title:	CEO

EXECUTIVE:

/s/ John Gallagher
John Gallagher